Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-109980 on Form N-1A of our report dated May 22, 2026, relating to the financial statements and financial highlights of BATS: Securitized Total Return Series of BlackRock Allocation Target Shares (formerly BATS: Series A Portfolio), BATS: Corporate Credit Total Return Series of BlackRock Allocation Target Shares (formerly BATS: Series C Portfolio), BATS: High Income Municipal Series of BlackRock Allocation Target Shares (formerly BATS: Series E Portfolio), BATS: Mortgage Total Return Series of BlackRock Allocation Target Shares (formerly BATS: Series M Portfolio), BATS: Interest Rate Hedge Series of BlackRock Allocation Target Shares (formerly BATS: Series P Portfolio), BATS: Short Duration Taxable Total Return Series of BlackRock Allocation Target Shares (formerly BATS: Series S Portfolio) and BATS: Short Term Municipal Income Series of BlackRock Allocation Target Shares (formerly BATS: Series V Portfolio) (the “Funds”), appearing in Form N-CSR of the Funds for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2026